Exhibit 2.1

SUBSCRIPTION AND CONTRIBUTION AGREEMENT

This SUBSCRIPTION AND CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of November 13, 2009, by and between Hirschfeld Holdings LP, a Texas limited partnership (“Holdings”), and Hirschfeld Industries, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Holdings owns, directly or indirectly, all of the outstanding equity interests (collectively, the “Subsidiary Interests”) of the entities (collectively, the “Subsidiaries”) set forth on Exhibit A attached hereto; and

WHEREAS, Holdings desires to contribute all of its rights, title and interest in the Subsidiary Interests to the Company in exchange for the Company’s issuing to Holdings shares of the Company’s common stock, $0.01 par value per share (the “Shares”); and

WHEREAS, the Company desires to accept the contribution of the Subsidiary Interests and issue to Holdings the Issued Shares (as defined herein).

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, Holdings and the Company agree as follows:

ARTICLE 1
CONTRIBUTION OF SUBSIDIARY INTERESTS; ISSUANCE OF ISSUED SHARES

1.1           Contribution.  Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein), Holdings shall assign, transfer, and deliver to the Company all of its rights, title and interest in the Subsidiary Interests, free and clear of all liens, encumbrances, restrictions and claims of every kind, except for the Permitted Liens (as set forth on Exhibit B attached hereto).

1.2           Issuance of Shares.  Upon the contribution of the Subsidiary Interests by Holdings, the Company shall issue to Holdings 14,200,000 Shares, or such other number of Shares as the parties hereto may agree upon in writing (the “Issued Shares”), free and clear of all liens, encumbrances, restrictions and claims of every kind (other than any restrictions imposed under applicable Federal and State securities laws).

1.3           Conditions to Closing.

(a)           The obligations of Holdings under this Agreement are subject to the satisfaction, prior to or at the Closing (as defined herein), of each of the following conditions, any of which may be waived in whole or in part by Holdings:

(i)            the representations and warranties of the Company contained in this Agreement or any certificate delivered pursuant hereto (A) shall be true and correct in all respects when made and (B) shall be true and correct in all material respects as of the Closing

Date. The Company shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.  Holdings shall have received from the Company a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of the Company;

(ii)           the Company and each other party thereto shall have executed and delivered, each to the other, an underwriting agreement (the “Underwriting Agreement”) providing for the initial public offering of certain of the Shares, in form and substance satisfactory to Holdings in its reasonable discretion; and

(iii)          the Company shall have delivered to Holdings certificates evidencing the Issued Shares (or, at the option of Holdings, shall have delivered to Holdings the Issued Shares through the facilities of the Depository Trust Company), free and clear of all liens, encumbrances, restrictions and claims of every kind (other than any restrictions imposed under applicable Federal and State securities laws).

(b)           The obligations of the Company under this Agreement are subject to the satisfaction, prior to or at the Closing, of each of the following conditions, any of which may be waived in whole or in part by the Company:

(i)            the representations and warranties of Holdings contained in this Agreement or any certificate delivered pursuant hereto (A) shall be true and correct in all respects when made and (B) shall be true and correct in all material respects as of the Closing Date. Holdings shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.  The Company shall have received from Holdings a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of Holdings; and

(ii)           Holdings shall have delivered to the Company appropriate amendments, duly executed by Holdings, to each of the governing documents of the Subsidiaries evidencing the transfer of the Subsidiary Interests, free and clear of all liens, encumbrances, restrictions and claims of every kind (except for the Permitted Liens).

1.4           Closing.  Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place following the satisfaction or waiver of the conditions set forth in this Agreement at the offices of Hunton & Williams LLP, located at 1445 Ross Avenue, Suite 3700, Dallas, Texas 75202, or at such other time and place to which the parties may agree; provided, however, that the Closing shall occur prior to the closing of the transactions contemplated by the Underwriting Agreement.  The Closing shall be effective as of 12:01 a.m. on the date of the Closing (the “Closing Date”).

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF HOLDINGS

2.1           Authority.  Holdings has the partnership power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered in connection with the transactions contemplated by this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered and constitutes the legal, valid, and binding obligation of Holdings, enforceable in accordance with its terms.

2.2           Ownership of the Subsidiary Interests.  Holdings is the legal and beneficial owner of the Subsidiary Interests and such Subsidiary Interests constitute all of the outstanding equity interests of the Subsidiaries.  Except for the Permitted Liens, Holdings holds the Subsidiary Interests free and clear of all liens, encumbrances, restrictions and claims of every kind.  The delivery to the Company of the Subsidiary Interests pursuant to the provisions of this Agreement will transfer to the Company valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind (except for the Permitted Liens).

2.3           Government Filings; No Violation.  No notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Holdings from, any governmental entity in connection with the execution and delivery of this Agreement and the consummation by Holdings of the transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair (a) Holdings’ ability to consummate the transactions contemplated by this Agreement, (b) the Company’s ability to acquire ownership of the Subsidiary Interests, free and clear of all liens, encumbrances, restrictions and claims of every kind (except for the Permitted Liens), or (c) the ability of the Company, following the consummation of the transactions contemplated herein, to conduct any material business or operations of the Subsidiaries in any jurisdiction where such business or operations are now being conducted.

2.4           No Violation.  The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of, or a default under, any of Holdings’ governing documents, (b) a breach or violation of, or a default under, the acceleration of any obligations under, or the creation of an encumbrance on any assets of Holdings pursuant to any contract, mortgage, agreement, deed of trust, license, lease or other instrument, arrangement, commitment, obligation, or restriction (“Contracts”) that is binding upon Holdings or any law or governmental or non-governmental permit or license to which Holdings is subject or (c) any change in the rights or obligations of any party under any of Holdings’ Contracts, except, in the case of clauses (b) or (c) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair (i) Holdings’ ability to consummate the transactions contemplated by this Agreement, (ii) the Company’s ability to acquire ownership of the Subsidiary Interests, free and clear of all liens, encumbrances, restrictions and claims of every kind (except for the Permitted Liens), or (iii) the ability of the Company, following the consummation of the transactions contemplated herein, to conduct any material business or operations of the Subsidiaries in any jurisdiction where such business or operations are now being conducted.

2.5           Litigation.  There is no civil, criminal or administrative suit, action, proceeding, investigation, review or inquiry pending or, to Holdings’ knowledge, threatened against or affecting Holdings or any of its properties or rights, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against or affecting Holdings or any of its properties or rights, except such that are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair (a) Holdings’ ability to consummate the transactions contemplated by this Agreement, (b) the Company’s ability to acquire ownership of the Subsidiary Interests, free and clear of all liens, encumbrances, restrictions and claims of every kind (except for the Permitted Liens) or (c) the ability of the Company, following the consummation of the transactions contemplated by this Agreement, to conduct any material business or operations of the Subsidiaries in any jurisdiction where such business or operations are now being conducted.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1           Authority.  The Company has the corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered in connection with the transactions contemplated by this Agreement and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered and constitutes the legal, valid, and binding obligation of the Company, enforceable in accordance with its terms. The Issued Shares, when issued and delivered by the Company in accordance with Section 1.2 hereof, shall be validly issued, fully paid and non-assessable, and free and clear of all liens, encumbrances, restrictions and claims of every kind (other than any restrictions imposed under applicable Federal and State securities laws).

3.2           Government Filings; No Violation.  No notices, reports or other filings are required to be made with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental entity in connection with the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair (a) the Company’s ability to consummate the transactions contemplated by this Agreement or (b) Holdings’ ability to acquire ownership of the Issued Shares, free and clear of all liens, encumbrances, restrictions and claims of every kind (other than any restrictions imposed under applicable Federal and State securities laws).

3.3           No Violation.  The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, constitute or result in (a) a breach or violation of, or a default under, any of the Company’s governing documents, as such governing documents may be amended or restated prior to the Closing Date, (b) a breach or violation of, or a default under, the acceleration of any obligations under, or the creation of an encumbrance on any assets of the Company pursuant to any Company Contract that is binding upon the Company or any law or governmental or non-governmental permit or license to which the Company is subject or (c) any change in the rights or obligations of any party under any of the Company’s Contracts, except, in the case of clauses (b) or (c) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair (i) the Company’s ability to consummate the transactions contemplated by this Agreement or (ii) Holdings’ ability to acquire ownership of the Issued Shares, free and clear of all liens, encumbrances, restrictions and claims of every kind (other than any restrictions imposed under applicable Federal and State securities laws).

3.4           Litigation.  There is no civil, criminal or administrative suit, action, proceeding, investigation, review or inquiry pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its properties or rights, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against or affecting the Company or any of its properties or rights, except such that are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair (a) the Company’s ability to consummate the transactions contemplated by this Agreement or (b) Holdings’ ability to acquire ownership of the Issued Shares, free and clear of all liens, encumbrances, restrictions and claims of every kind (other than any restrictions imposed under applicable Federal and State securities laws).

ARTICLE 4
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

4.1           Survival.  The covenants, agreements, representations, and warranties of the parties contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing Date.

ARTICLE 5
TERMINATION

5.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the parties hereto;

(b)           by Holdings, in the event that the Company breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 1.3(a) hereof and (ii) has not been waived by Holdings in writing; or

(c)           by the Company, in the event that Holdings breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 1.3(b) hereof and (ii) has not been waived by the Company in writing.

ARTICLE 6
MISCELLANEOUS PROVISIONS

6.1           Amendment and Modification.  This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

6.2           Waiver of Compliance; Consents.  Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 6.2.

6.3           Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto, any such successors and permitted assigns any rights, remedy or claim under or by reason of this Agreement or any provisions contained herein.

6.4           Expenses.  All fees and expenses (including all fees of legal counsel and accountants) incurred by any party in connection with the negotiation and execution of this Agreement and the other agreements contemplated herein shall be borne by the party incurring such fees and expenses.

6.5           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to its conflicts of law doctrines).

6.6           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.7           Headings.  The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.8           Entire Agreement.  This Agreement, including the exhibits, schedules and other documents and instruments referred to herein embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

6.9           Severability.  If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and any such provision shall be enforced to the greatest extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Subscription and Contribution Agreement as of the day and year first above written.

HIRSCHFELD HOLDINGS LP

By:	/s/Ted W. Beneski
Name:	Ted W. Beneski
Its:	Chairman of the Board

By:	/s/Victor L. Vescovo
Name:	Victor L. Vescovo
Its:	Managing Director

HIRSCHFELD INDUSTRIES, INC.

By:	/s/Richard W. Phillips
Name:	Richard W. Phillips
Its:	President

Exhibit A

Subsidiaries; Subsidiary Interests

Subsidiary	Subsidiary Interests

Hirschfeld Steel Management Company LLC	100% Membership Interest
Hirschfeld Steel Group LP	100% Limited Partnership Interest
Grand Junction Steel LLC	100% Membership Interest
Carolina Steel Group LLC	100% Membership Interest
Hirschfeld Properties LP	100% Limited Partnership Interest
Hirschfeld Properties Management Company LLC	100% Membership Interest

Exhibit B

Permitted Liens

1.             Pursuant to that certain Amended and Restated Pledge Agreement, dated as of June 11, 2009, in favor of Bank of America, N.A. (“Bank of America”), Holdings granted a lien to Bank of America in the Subsidiary Interests to secure the liabilities arising under that certain Second Amended and Restated Loan and Security Agreement, dated as of June 11, 2009 (the “BofA Loan Agreement”), by and among Hirschfeld Steel Group LP, Carolina Steel Group LLC, Grand Junction Steel LLC, Hirschfeld Properties LP, the other loan parties thereto, the lenders party thereto and Bank of America, as agent, and the Other Agreements (as defined in the BofA Loan Agreement), as each may be amended from time to time.

2.             Pursuant to that certain Pledge Agreement, dated as of June 11, 2009, in favor of LBC Credit Partners II, L.P. (“LBC”), Holdings granted a lien to LBC in the Subsidiary Interests to secure the liabilities arising under that certain Loan and Security Agreement, dated as of June 11, 2009 (the “LBC Loan Agreement”), by and among Hirschfeld Steel Group LP, Carolina Steel Group LLC, Grand Junction Steel LLC, Hirschfeld Properties LP, the other loan parties thereto, the lenders party thereto and LBC, as agent, and the Other Agreements (as defined in the LBC Loan Agreement), as each may be amended from time to time.

3.             Such other liens, encumbrances, restrictions and claims as (a) are not material to the business, operations or financial condition of the Subsidiaries, taken as a whole, or (b) the parties hereto may agree upon in writing.